Exhibit 5.1

ELVINGER, HOSS & PRUSSEN

LUXEMBOURG LAW FIRM

ArcelorMittal S.A.

19, Avenue de la Liberté

L-2930 Luxembourg

Luxembourg, 9 January, 2013

O/Ref.:	PH/TKA/ast
Re :	Registration Statement

Dear Sirs,

1. We have acted as your Luxembourg counsel in connection with the filing by ArcelorMittal, a société anonyme organised under the laws of Luxembourg with registered office at 19, avenue de la Liberté, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 82.454 (the “Company”), of a post-effective amendment N°1 to Form F-3 (the “Registration Statement”) filed on even date herewith with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering of (i) ordinary shares without nominal value of the Company (the “Shares”), (ii) senior unsecured debt securities (“Senior Debt Securities”) and (iii) unsecured and subordinated debt securities (the “Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities (together the “Debt Securities”) may be convertible into Shares where it is so provided in their terms.

2. The Senior Debt Securities will be issued under a form of senior securities indenture to be entered into between the Company, Wilmington Trust, National Association, as trustee (the “Trustee”), and Citibank, N.A., as securities administrator (the “Securities administrator”) (the “Senior Indenture”).

3. The Subordinated Debt Securities will be issued under a form of Subordinated Securities Indenture to be entered into between the Company, the Trustee and the securities administrator (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”).

4. The Company is filing a Registration Statement with the Commission to register the Debt Securities and the Shares. This opinion is rendered to you in order to be filed as an exhibit to the Registration Statement.

5. For the purpose of this opinion, we have reviewed the following documents:

5.1	an e-mailed copy of the Registration Statement;

5.2	an e-mailed copy of the form of Senior Indenture, set out as exhibit 4.1 to the Registration Statement;

5.3	an e-mailed copy of the form of Subordinated Indenture, set out as exhibit 4.3 to the Registration Statement;

5.4	a copy of the Company’s restated articles of association (statuts coordonnés) as at May 8, 2012 as deposited in the Company’s file with the RCS on January 9, 2013 (the “Articles”);

5.5	an e-mailed scanned copy of the certificate issued by the Company Secretary of the Company together with another authorised representative of the Company dated January 9, 2013 confirming the resolutions passed by the board of directors of the Company (“Board of Directors”) on January 9, 2013 (the “Officers’ Certificate”);

5.6

an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS on January 9, 2013 (the “RCS Certificate”) certifying that as of January 8, 2013 no court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures according to Council

Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings (“Regulation 1346/2000”) is filed with the RCS in respect of the Company ; and

5.7	an electronic extract issued by the RCS in relation to the Company dated January 9, 2013 (the “Extract”).

The documents listed under paragraphs 5.1 through 5.7 are hereinafter referred to as the “Documents”.

6. We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on January 9, 2013 at 10:07 am (CET) as to whether bankruptcy proceedings against the Company have been filed with the court in Luxembourg and we have made an electronic company search on the Company on the website of the RCS on January 9, 2013 at 10:08 am (CET) (the “Company Search”). Our enquiries showed that no bankruptcy procedure had been filed to that time and we have received the RCS Certificate. It should be noted that such searches are subject to the disclaimers on the relevant websites and are not capable of revealing whether a writ has been served on the Company but has not yet been enrolled with the court and thus we cannot opine thereon or as to whether a writ commencing any such proceeding has been served on the Company but has not yet been enrolled with the court. The search at the RCS showed further that as at its date no compulsory liquidation procedure is pending in relation to the Company. It should be noted that notice of a winding-up order or a resolution to that effect passed may not be filed with the RCS immediately or may, even though filed, not be published on the website of the RCS immediately. Thus, we cannot opine as to whether any liquidation procedure has been initiated but not yet filed and published with the RCS.

7. For this opinion, we have relied on the accuracy and completeness of the Articles and that they correctly reflect the issued share capital of the Company. We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual as signatory on the document. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that the Debt Securities will conform to the form thereof that we have reviewed and (iii) that the Debt Securities will be duly authenticated in accordance with the terms of the Indenture. We have assumed Shares (other than Shares issued on conversion of convertible Debt Securities) and Debt Securities will be issued against a payment in cash and the Shares issued on conversion of convertible Debt Securities are issued in exchange for the converted convertible Debt Securities. We have also assumed that the statements made in the

Officers’ Certificate are a true record of the proceedings and facts described therein, and that the resolutions described in the Officers’ Certificate were validly passed in a duly convened and constituted meeting of the Board of Directors and that such resolutions are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion. We have furthermore assumed that the Articles have not been amended.

8. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

9. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

9.1	The Company is a public limited liability company (société anonyme) duly incorporated and existing in Luxembourg. The Company possesses the capacity to be sued and to sue in its own name.

9.2.

The Company has all the necessary corporate power and authority to issue and deliver authorised but unissued Shares and Debt Securities. Upon the Board of Directors resolving (a) the issue of (i) Shares, (ii) Debt Securities and/or (iii), in case of Debt Securities which are convertible into new Shares, new Shares deliverable on conversion, and (b), where relevant, the suspension of preferential subscription rights of existing shareholders, the Company shall have taken all necessary corporate actions, and no other action is required to be taken by it, to authorise the issuance and delivery of Shares and Debt Securities, and, in case of convertible Debt Securities, the issuance and delivery of Shares upon conversion of convertible Debt Securities in accordance with their terms, provided that, where the aggregate of the new Shares issued by the Board of Directors to subscribers of new Shares and the new Shares to be issued on conversions of Convertible Debt Securities or of any other debt securities or other instruments convertible into Shares or giving the right to obtain delivery of Shares, exceeds the aggregate of authorised but unissued Shares of the Company and Shares held in treasury, the Company will, with respect to such balance of Shares, first need to acquire further Shares and/or seek the approval of its extraordinary general meeting of shareholders for an increase in the number of authorised but unissued Shares.

9.3.	The existing Shares are validly issued and fully paid.

9.4	Subject to opinion 9.2 and to due payment of their issue price at the time of their issue, the new Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such Shares).

We express no opinion on the legality, validity or enforceability of the Debt Securities under the laws of New York.

10. This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles and the searches described above in section 5. However such searches are not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on such files.

11. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

12. It is understood that this opinion is to be used only in connection with the offer and sale of Shares or Debt Securities while the Registration Statement is in effect and with respect to the issue of new Shares and of convertible Debt Securities (but not with respect to the issue of new Shares on conversion of such Debt Securities), before the expiry date of the current authorisation period of the authorised share capital being 21st May 2017, but subject to section 8 hereof.

13. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the heading “Validity of the Securities”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein

Yours faithfully,

Philippe Hoss

Elvinger, Hoss & Prussen

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